UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)*

                           Wendy's International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.10 stated value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    950590109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian L. Schorr, Esq.
                               Chief Legal Officer
                           Trian Fund Management, L.P.
                           280 Park Avenue, 41st Floor
                            New York, New York 10017
                                 (212) 451-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 11, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [_].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Fund Management GP, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     4,220,004
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         4,220,004
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,220,004
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     952,519
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         952,519
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      952,519
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.1%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,261,527
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,261,527
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,261,527
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Master Fund (Non-ERISA), L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     5,958
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         5,958
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,958
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund I General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     135,712
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         135,712
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,712
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.2%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II GP, L.P.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      PN

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Trian Partners Parallel Fund II General Partner, LLC
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     30,751
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         30,751
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      30,751
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Triarc Companies, Inc.
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 38-0471180
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS


--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     0
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Nelson Peltz
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Peter W. May
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Edward P. Garden
--------------------------------------------------------------------------------
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     8,553,800
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         8,553,800
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,553,800
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.8%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg Master Investments Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) or 2(e)                                       [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Sandell Asset Management Corp.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Castlerigg International Holdings Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Thomas E. Sandell
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      AF
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
                                                                          [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Sweden
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                0
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     3,916,013
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         0
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         3,916,013
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,916,013
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

CUSIP NO.: 950590109
1     NAMES OF REPORTING PERSONS

      Jerry W. Levin
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)   [x]
                                                                    (b)   [_]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) or 2(e)
                                                                          [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                   7     SOLE VOTING POWER

NUMBER OF                5,443
SHARES                   ------------------------
BENEFICIALLY       8     SHARED VOTING POWER
OWNED BY
EACH                     0
REPORTING                ------------------------
PERSON             9     SOLE DISPOSITIVE POWER

                         5,443
                         ------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
                         ------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,443
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                                      [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                             INTRODUCTORY STATEMENT

This Amendment No. 12 (this "Amendment") relates to the Schedule 13D filed on behalf of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), Trian Partners, L.P., a Delaware limited partnership ("Trian Onshore"), Trian Partners Master Fund, L.P., a Cayman Islands limited partnership ("Trian Offshore"), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands limited partnership ("Trian Offshore (Non-ERISA)"), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund"), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund GP"), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II GP LLC"), Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management" or "Trian"), Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP", and together with the foregoing, the "Trian Entities"), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the "Trian Filing Persons"), Castlerigg Master Investments Ltd. ("CMI"), Sandell Asset Management Corp. ("SAMC"), Castlerigg International Limited ("CIL"), Castlerigg International Holdings Limited ("CIHL") and Thomas
E. Sandell ("Sandell", and collectively with CMI, SAMC, CIL and CIHL, the "Sandell Filing Persons"; the Trian Filing Persons and the Sandell Filing Persons, collectively, the "Trian/Sandell Filing Persons"), with the Securities and Exchange Commission on December 13, 2005 (as amended by Amendment No. 1 to
Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on January 17, 2006, Amendment No. 2 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on March 3, 2006, Amendment No. 3 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on April 28, 2006, Amendment No. 4 to Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on May 31, 2006, Amendment No. 5 to
Schedule 13D filed by the Trian/Sandell Filing Persons with the Securities and Exchange Commission on December 4, 2006, Amendment No. 6 to Schedule 13D filed by the Trian/Sandell Filing Persons and Triarc Companies, Inc., a Delaware corporation ("Triarc", and, together with the Trian/Sandell Filing Persons, the "Filing Persons") with the Securities and Exchange Commission on July 3, 2007, Amendment No. 7 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on July 30, 2007, Amendment No. 8 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on August 28, 2007, Amendment No. 9 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on September 17, 2007, Amendment No. 10 to
Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on October 12, 2007, and Amendment No. 11 to Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission on November 13, 2007, the "Schedule 13D"), relating to the Common Shares, $.10 stated value (the "Shares"), of Wendy's International, Inc., an Ohio corporation (the "Issuer" or "Wendy's"). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Schedule 13D.

Items 2, 4 and 7 of the Schedule 13D are hereby amended and supplemented as follows:

Item 2.  Identity and Background.

      Jerry W. Levin is a citizen of the United States of America. Mr. Levin's present principal occupation or employment is serving as Chairman and Chief Executive Officer of JW Levin Partners LLC. The business address of the JW Levin Partners LLC is 9 West 57th Street, NY, NY 10019.

      Mr. Levin has not, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or
(b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting, or mandating activities subject to, Federal or State securities laws or a finding of any violation with respect to such laws.

      Mr. Levin has filed this Schedule 13D jointly with the Filing Persons because Mr. Levin has consented to allow Trian Partners, L.P. to nominate him as a director of the Company at the Company's 2008 Annual Meeting (the "Annual Meeting").

Item 4.  Purpose of the Transaction.

      The Company announced on January 28, 2008 that the Special Committee of the Board of Directors of the Company (the "Board") was in the final stages of its review of strategic options and that the Board determined that it would not exercise discretionary authority to vote on any shareholder proposal received on or before February 11, 2008. While the Filing Persons hope that the Special Committee's review of strategic options will result in a sale of the Company, due to today's deadline established by the Board and the Filing
Persons belief that it is in the best interest of the Company and its shareholders that there be additional shareholder representation on the Board, on February 11, 2008, Trian Partners, L.P. sent a letter to the Corporate Secretary of the Company (the "Notice"), giving notice to the Company of its intention to appear in person or by proxy at the Annual Meeting and make proposals to: (1) amend the Company's Regulations to increase and fix the size of the Board at fifteen directors and to set the numbers of directors in each class at (a) six directors in the class of directors whose term expires in 2011,
(b) five directors in the class of directors whose term expires in 2009, and (c) four directors in the class of directors whose term expires in 2010 (the "Amendment Proposals") and (2) to remove those members of the Board, if any, that were appointed by the directors of the Company after February 4, 2008.

      The Notice further sets forth that if (a) the Amendment Proposals are approved by stockholders at the Annual Meeting, Trian Partners, L.P. intends to nominate for election as directors Jerry W. Levin, Jeffrey C. Bloomberg, Ulysses
L. Bridgeman, Jr., Kenneth W. Gilbert, Richard A. Mandell and Gregory H. Sachs (each a "Nominee") and (b) if the Amendment Proposals are not approved by stockholders at the Annual Meeting, Trian Partners, L.P. intends to nominate for election as directors Jerry W. Levin, Ulysses L. Bridgeman, Jr., Kenneth W. Gilbert, and Richard A. Mandell. If, for any reason, more than six (6) directors are to be elected at the Annual Meeting, Trian Partners, L.P. reserved the right to nominate additional persons to be so elected (each an "Additional Nominee") in order to seek proportionate representation. Additionally, if, due to death or disability, any Nominee or Additional Nominee is unable to stand for election at the Annual Meeting, Trian Partners, L.P. reserved the right to nominate Michele
K. Griffiths in place of such Nominee(s) or Additional Nominee(s).

      In the Notice, Trian Partners, L.P. asked the Company to confirm that the Annual Meeting will be held on April 24, 2008.

      A copy of the Notice is filed herewith as Exhibit 18 and incorporated herein by reference, and the description of the Notice herein is qualified in its entirety by reference to the Notice filed herewith.

Item 7.  Material to be Filed as Exhibits.

17.  Joint Filing Agreement.
18. Letter, dated February 11, 2008, from Trian Partners, L.P. to Lee McCorkle, Corporate Secretary of the Company.

                                    SIGNATURE

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                            TRIAN PARTNERS GP, L.P.


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS GENERAL PARTNER, LLC


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general partner


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS MASTER FUND, L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



              [Signature Page of Amendment No. 12 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

                            By: Trian Partners GP, L.P., its general partner

                            By: Trian Partners General Partner, LLC, its general
                                partner

                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I, L.P.

                            By: Trian Partners Parallel Fund I General Partner LLC, its general partner


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II, L.P.

                            By: Trian Partners Parallel Fund II GP, L.P., its general partner

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



              [Signature Page of Amendment No. 12 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIAN PARTNERS PARALLEL FUND II GP, L.P.

                            By: Trian Partners Parallel Fund II General Partner, LLC, its general partner


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            TRIAN FUND MANAGEMENT, L.P.

                            By: Trian Fund Management GP, LLC, its general
                            partner


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            Trian Fund Management GP, LLC


                            By: /s/ Peter W. May
                               -------------------------------------------------
                            Name:  Peter W. May
                            Title: Member



                            /s/ Nelson Peltz
                            ----------------------------------------------------
                            NELSON PELTZ



                            /s/ Peter W. May
                            ----------------------------------------------------
                            PETER W. MAY



                            /s/ Edward P. Garden
                            ----------------------------------------------------
                            EDWARD P. GARDEN



              [Signature Page of Amendment No. 12 of Schedule 13D -
                          Wendy's International, Inc.]

                            CASTLERIGG MASTER INVESTMENTS LTD.

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            SANDELL ASSET MANAGEMENT CORP.


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                            BY: SANDELL ASSET MANAGEMENT CORP., its investment manager


                            By: /s/ Thomas E. Sandell
                               -------------------------------------------------
                            Name: Thomas E. Sandell
                            Title: Chief Executive Officer



                            /s/ Thomas E. Sandell
                            ----------------------------------------------------
                            THOMAS E. SANDELL



              [Signature Page of Amendment No. 12 of Schedule 13D -
                          Wendy's International, Inc.]

                            TRIARC COMPANIES, INC.


                            By: /s/ Nils H. Okeson
                               -------------------------------------------------
                            Name:  Nils H. Okeson
                            Title: General Counsel






              [Signature Page of Amendment No. 12 of Schedule 13D -
                          Wendy's International, Inc.]

                            By: /s/ Jerry W. Levin
                               -------------------------------------------------
                               JERRY W. LEVIN



Dated: February 11, 2008




              [Signature Page of Amendment No. 12 of Schedule 13D -
                          Wendy's International, Inc.]